Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-102824) and in the Registration Statements on Form S-8 (File Nos. 2-67253, 2-98696, 33-18177, 2-82823, 33-36602, 33-36603, 333-9261, 333-32675, 33-57913, 333-60031, 333-60033, 333-83973, 333-42478, 333-65990, 333-97277, 333-107855, 333-107856 and 333-109952) of Wendy’s International, Inc. of our report dated January 30, 2004 relating to the financial statements, which appears in the Proxy Statement, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the inclusion of our report dated January 30, 2004 relating to the Financial Statement Schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio March 9, 2004